Exhibit 99.1

Contact:	Joyce Liu
	Chief Financial Officer	1919 North Lynn Street
	(571) 303-4080	Arlington, Virginia 22209
	heroldl@executiveboard.com	www.executiveboard.com
THE CORPORATE EXECUTIVE BOARD DECLARES QUARTERLY CASH DIVIDEND
ARLINGTON, VA (November 7, 2008) — The Corporate Executive Board Company (“Corporate Executive Board” or the “Company”) (NASDAQ: EXBD) today announces that its Board of Directors has approved a 2008 fourth-quarter cash dividend on its common stock of $0.44 per share. The Company will fund its dividend payments with cash on hand and cash generated from operations. The dividend is payable on December 29, 2008, to stockholders of record at the close of business on December 15, 2008.
About Corporate Executive Board:
The Corporate Executive Board drives faster, more effective decision-making among the world’s leading executives and business professionals. As the premier, network-based knowledge resource, it provides them with the authoritative and timely guidance needed to excel in their roles, take decisive action and improve company performance. Powered by a member network that spans over 50 countries and represents more than 80% of the world’s Fortune 500 companies, the Corporate Executive Board offers the unique research insights along with an integrated suite of members-only tools and resources that enable the world’s most successful organizations to deliver superior business outcomes. Based in Arlington, Virginia, the Company employs more than 2,500 professionals in eight offices around the world. For more information, visit www.exbd.com.